CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Torrent Energy Corporation of our report dated July 13, 2006, on our audit of the consolidated balance sheet of Torrent Energy Corporation (an exploration stage company) and Subsidiaries as of March 31, 2006, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended March 31, 2006.

Our report, dated June 28, 2006, contains an explanatory paragraph that states that Torrent Energy Corporation has not generated revenues or positive cash flows from operations since inception and has an accumulated deficit at March 31, 2006. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peterson Sullivan PLLC

July 13, 2006

Seattle, Washington